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                                                                   Exhibit 5.1



January 26, 2000



UnionBanCal Corporation
400 California Street
San Francisco, CA 94104


Ladies and Gentlemen:

You have requested our opinion as special counsel for UnionBanCal Corporation, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, of an additional 10,000,000 shares (the "Shares") of the Company's Common Stock, no par value reserved for issuance under the Year 2000 UnionBanCal Corporate Management Stock Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

For purposes of this opinion, we have examined the Registration Statement as filed with the Securities and Exchange Commission on the date hereof, and the exhibits thereto. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary to review as a basis for the opinion hereafter expressed. As to questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinion.

In our examination we have assumed without independent investigation with respect to the accuracy thereof, the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We

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UnionBanCal Corporation
January 26, 2000
Page 2


have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company. We have also assumed that the Shares, when issued, will be issued in compliance with the Securities Act of 1933, as amended, and with the Company's Amended and Restated Articles of Incorporation and in accordance with the terms of and in exchange for consideration in the amount of the option price for the Shares as specified in the Plan.

We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California and the federal securities laws of the United States.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that all of the Shares, when issued, will be legally and validly issued, fully paid and nonassessable.

We consent to the filing and use of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the prospectus to be distributed in connection with the issuance of the Shares and the grant of options under the Plan.

Sincerely yours,


/s/ Graham & James LLP
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GRAHAM & JAMES LLP